Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

堂信会计师事务所（普通合伙）

To Whom It May Concern:

We hereby consent to the inclusion in Form 8-KA of Shineco, Inc. of our Report of Independent Registered Public Accounting Firm, dated June 30, 2025, on the Financial Statements of InfiniClone Limited as of June 30, 2024 and 2023, and the related statements of operations, statement of shareholders’ equity and statement of cash flows for the years then ended and Unaudited financial statements of InfiniClone Limited for the nine months period ended March 31, 2025 and its comparative financial figures.

Very truly yours,

/s/ Tang Xin CPAs

Beijing, PRC

June 30, 2025